Exhibit 5.1

Mitchell Silberberg & Knupp llp
A Law Partnership Including Professional Corporations

January 10, 2025

reAlpha Tech Corp.
6515 Longshore Loop, Suite 100

Dublin, Ohio 43017

Re: reAlpha Tech Corp. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to reAlpha Tech Corp., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on January 10, 2025, pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Act”), shares of its common stock, $0.001 par value per share (the “Common Stock”), issuable upon the exercise of outstanding warrants to purchase shares of Common Stock dated as of November 24, 2023 (the “Warrants,” and the shares underlying the Warrants, the “Warrant Shares”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Warrants and Warrant Shares.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We express no opinion herein concerning any state securities or blue sky laws.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Warrant Shares have been duly authorized for issuance, and when issued against payment therefor pursuant to the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, as further limited above, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

This opinion is rendered to you in connection with the matters described above.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement being filed on the date hereof and to the reference to our firm in the Prospectus and the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP

437 Madison Ave., 25th Floor, New York, New York 10022-7001
Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com